Exhibit 99.2

Fourth Quarter Fiscal 2010 Earnings

Conference Call Script

October 28, 2010

Pat Davidson

Good morning and thanks for joining us.  Earlier today, we published our fourth quarter results for fiscal 2010.  A copy of the release is available on our website at www.oshkoshcorporation.com.  Today’s call is being webcast and is accompanied by a slide presentation, which is also available on our website.  The audio replay and slide presentation will be available on our website for approximately 12 months.  Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements are subject to risks that could cause actual results to be materially different.  These risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC.  We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

We sold our European fire apparatus business in October 2009, which was early in our fiscal 2010.  All sales, income and backlog figures that we discuss today refer to continuing operations only unless otherwise stated.

Presenting today for Oshkosh Corporation will be Bob Bohn, our Chairman and Chief Executive Officer; Charlie Szews, President and Chief Operating Officer; and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Oshkosh Fiscal Q4 2010 Results

Thank you, Pat.  Good morning and thank you all for joining us today.

I’m pleased to announce another strong quarter as we close out a record-breaking fiscal year.

For the quarter, our sales increased 43.0% to $2.1 billion, leading to fourth quarter records for operating income of $234 million and earnings per share (“EPS”) of $1.28.  Our defense segment again delivered strong results in the quarter.  And the access equipment segment continued to exhibit improved year-over-year performance.  As you know, our defense M-ATV program was a major focus for us in fiscal 2010, but we’ve been working hard all across the company.   We’ve been building and delivering test vehicles for the Army in support of our FMTV contract and working diligently to capture the demand that we believe is present for our M-ATVs from U.S. allies.  We have also been working hard to bring our brand new access equipment production facility online in Tianjin, China.  Charlie will talk about the grand opening that he attended just three days ago in a few minutes.  And we’re encouraged by the positive signs we are seeing with respect to our access equipment business and the comments that we are hearing from our rental channel customers.

We continued to strengthen our balance sheet by paying down $139 million of debt in the quarter.  We also completed a new credit agreement that Dave will talk about later.

Let me take a moment to review some of the highlights for our fiscal year.  Please turn to slide 4.

Oshkosh Fiscal 2010 Highlights

While I’m pleased with our fourth quarter results, I’m extremely proud of the results we were able to deliver throughout fiscal 2010.  Full year sales grew from $5.3 billion to $9.8 billion.  Operating income increased to $1.4 billion and earnings per share came in at $8.94, each before non-cash impairment charges.  These figures are records for Oshkosh Corporation.  The M-ATV program was obviously a big driver in allowing us to announce these record results, but the hard work of all employees at Oshkosh Corporation made it happen.  Our four segments worked as a team to make the M-ATV program a success.  And, we were able to remain focused on our other businesses at the same time, gaining share in a number of our non-defense businesses.

I’m going to close by noting that at the end of December, I’ll be handing the baton to my business partner of the last 14 years, Charlie Szews.  The Board of Directors couldn’t have made a better selection to lead Oshkosh Corporation and I’m confident that our Company has a bright future.  Thank you for your continued interest in and support of Oshkosh Corporation.  And thank you for your faith and confidence in me as your soon-to-be-retired CEO.

With that I will turn it over to Charlie to review our operations by segment.

Charlie Szews

Thanks Bob.  Let’s turn to slide 5 for a discussion of our operations and performance in the quarter.

Defense

The M-ATV is providing outstanding protection for our men and women in Afghanistan, saving lives and enabling our warfighters to extend their missions into more remote and difficult terrain.

During the quarter, we continued to produce a wide range of vehicles for the Afghan theater needs of the Army and Marine Corps.  We’ve also been busy extending our range of products and developing product modifications to meet our customers ever changing needs.  During the quarter, we received an award to design an M-ATV ambulance, launched a new version of our PLS and worked to accelerate deliveries of our LVSR wrecker to meet urgent requirements in Afghanistan.  Although we are producing M-ATVs at a lower rate, as we previously announced, there are several foreign governments evaluating the M-ATV.  Additionally, international customers have shown great interest in our Global HET and our light Tactical Protector Vehicle.

We also continued our FMTV start-up efforts in the fourth quarter.  Through teamwork, planning and execution, we are largely on schedule as we ramp up to full rate production volumes in the spring of 2011, despite the lengthy protests of this award.

We had a very strong backlog at September 30, which should help us deliver a fiscal 2011 that would be a record for us, were it not for the spectacular fiscal 2010 results.

Please turn to slide 6.

Access Equipment

The access equipment segment continued to show year-over-year improvement in sales to third parties in the fourth quarter.  We experienced strong year-over-year sales growth in the fourth quarter off a low base driven by improved demand in North America and emerging markets.  Much like we discussed last quarter, we believe that demand in the U.S. has been fueled mainly by replacement of aged units, although we have continued to see some encouraging data points in the form of equipment utilization and rental rates as well as strengthening prices for used equipment.  Our domestic customers generally are confirming with us that they plan to increase their capital spending for access equipment in 2011 to replace aged units, and this bodes well for us.

JLG continued to wind down its M-ATV production in the fourth quarter with just a little over $150 million in sales to the defense segment.  Many employees that were involved with M-ATV activity have been reassigned to production of traditional access equipment products.

As Bob mentioned, I just returned from our new China manufacturing facility grand opening.  It’s a great facility and I’m excited about the opportunities this facility will provide us to service our customers in Asia and Australia.  We expect this region to be a growth engine for the access equipment segment in the coming years.

Last quarter, we told you that we were changing the reporting structure of our towing & recovery business, JerrDan, and that it would be moved from our fire & emergency segment to our access equipment segment.  We’ve accomplished this.  We closed two JerrDan facilities and integrated JerrDan operations into existing JLG production facilities, while retaining ample production capacity for both JerrDan and JLG for the next upturn.  We expect this move will yield many benefits, not the least of which is a more competitive cost structure as JerrDan adopts JLG’s lean manufacturing practices.  We’ll provide periodic updates, but at this time, the move is going extremely well.

Please turn to slide 7 to discuss our fire & emergency segment.

Fire & Emergency

While the North American fire truck market has continued to experience lower order rates over the past year due to lower municipal spending, the fire & emergency segment has offset some of this lower demand with increased international orders and share gains.

Our airport products business continues to capture orders, both domestically and internationally.  Our investment in our international sales and service capability has really paid off.  We expect international markets to remain a driver of our results in this business, but, these markets are becoming more competitive.

Even though we’ve been successful at mitigating some of the impacts of weaker municipal spending, we need to do more to drive shareholder value and maintain a strong and competitive business segment.  As a result, we’ve taken action in this segment to better position ourselves for continued success.

Earlier this month we announced a move to consolidate the operations of Oshkosh Specialty Vehicles into other fire & emergency segment facilities.  This is similar to our announcement last quarter when we made the decision to consolidate JerrDan production into JLG facilities.  We think this is the right move to take at this time.  As part of our never-ending drive to improve our operations, we will continue to evaluate our operational footprint across the company.

Finally, as you saw earlier this spring with the launch of our Global Striker, we are continuing to invest in new product development across the segment, which is a key driver for our future success.

Please turn to slide 8 for a discussion of our commercial segment.

Commercial

We continued a trend that we reported last quarter with a year-over-year increase in sales of our concrete placement products.  This was driven mainly by international sales activity.   We recorded a small sales increase in the U.S., but we still have not seen a turn in the U.S. market and we are realistic that we are unlikely to see an improvement until we see construction levels begin to improve.  In the meantime, the installed base continues to age.

The joint venture in Brazil that we announced in the fourth quarter provides us with a direct entry into the Brazilian concrete mixer market. This is a key development for us in a strategically important market.

We continue to be excited about the growth opportunities with our customers for our CNG-powered refuse collection vehicles.  The value proposition for CNG-powered units is becoming more compelling and we intend to leverage our expertise to capture sales of these units.

I’m also proud to announce that IMT has been chosen to supply truck-mounted cranes for use in a new national home refuse pickup program that uses flexible containers.  Homeowners and small businesses can fill the containers with up to 3,000 lbs. of waste and an IMT truck-mounted crane will come and take it away.  It is a program that is very exciting because it illustrates opportunities available to us outside of our traditional markets and the revenue synergies that we seek across our businesses.

And the right person to be leading us in capturing opportunities in this segment is our new segment president, Frank Nerenhausen.  Frank has been with Oshkosh for more than 20 years and was most recently our vice president of sales & marketing for the commercial segment.  Frank’s keen insight and work ethic give us great confidence that he will be successful in leading the segment’s efforts.  Frank worked with our former segment president Mike Wuest for many years and I know that Mike was a very positive influence on Frank, in addition to being a leader with Oshkosh for nearly 30 years.  Over those years, Mike worked in many different areas and was a valued contributor and leader at all times.  We appreciate Mike’s hard work and sacrifice in leading the commercial segment through some challenging times and wish him all the best.

Dave, please take it from here.

Dave Sagehorn

Thanks Charlie and good morning everyone.

Please turn to slide 9.

Consolidated Results

We just concluded a very strong quarter and, as Bob said, an outstanding fiscal year.  Consolidated net sales for the fourth fiscal quarter were $2.1 billion.  This represents a 43.0% increase compared with the same quarter of last year.  The increase in sales was due primarily to $671 million of M-ATV sales in the quarter, including aftermarket parts & service.  We sold 722 M-ATVs in the fourth quarter.  Access equipment also delivered strong sales growth compared to the prior year.  Access equipment sales included $151 million of M-ATV sales to the defense segment.  Sales in this segment to external customers were $386 million, or 57.8% higher than the prior year quarter.

Operating income for the quarter was $233.6 million, or 11.1% of sales, compared to $118.2 million, or 8.0% of sales, in the prior year quarter.  The improvement in operating income margin compared to the prior year quarter was largely due to stronger product mix, and the impact of higher volume on our fixed cost base.  The impact of these positive earnings drivers was partially offset by facility rationalization charges of $6.7 million in the access equipment segment and $3.7 million in the fire & emergency segment as well as $2.3 million of intangible asset impairment charges in the commercial segment.  A prior year LIFO benefit of $24 million compared to a $4.7 million benefit in the current year fourth quarter also offset some of the positive impacts.  It is also notable that the access equipment segment achieved a profit on sales to external customers for the second quarter in a row, despite $6.7 million of facility rationalization charges in the fourth quarter of fiscal 2010.

EPS from continuing operations for the quarter was $1.28 compared to $0.55 in the fourth quarter of fiscal 2009.  Included in this total was $0.06 per share impact from the previously mentioned facility rationalization charges, impairment charges and LIFO benefit.  EPS also included $0.08 of charges associated with the write-off of unamortized finance fees related to our prior credit agreement.  Last year’s EPS included a $0.23 benefit from similar items, including $0.10 per share from tax planning strategies.

As Bob mentioned, we reduced our debt by $139 million in the quarter.  We reduced debt by $736 million in fiscal 2010 and by nearly $1.5 billion since September 30, 2008, enabling us to reduce our debt-to-total capitalization ratio to less than 50% at September 30, 2010.

We also entered into a new credit agreement during the quarter.  Our significantly improved credit profile enabled us to secure much more favorable terms in this agreement.  The improvements include:

•                  Extending the maturity to October 2015

•                  A 300 basis point lower interest rate spread, and

•                  Increased flexibility to invest in the business and acquisitions

At this point in prior calls, I have typically gone into some detail on our performance by segment.  We are taking a new approach and I won’t review segment specific results that are available in the press release and the appendix section of our slide deck.  Instead, I’ll narrow my comments to our outlook for fiscal 2011.

Please turn to slide 10.

Updated Expectations for Fiscal 2011

In general, our outlook for fiscal 2011 is similar to what we communicated on our last earnings call.  We do have more confidence now in our outlook for our defense and access equipment segments.  This is due to continued growth in fiscal 2011 defense backlog at September 30 and another quarter of improved access equipment performance.  More than $3.5 billion of the defense segment’s $4.7 billion backlog at September 30, 2010 was for fiscal 2011 sales.  The $3.5 billion of fiscal 2011 backlog included more than $750 million related to the M-ATV program, most of which will be sold in the first half of the fiscal year.  We believe full year defense segment sales will be above $4 billion.  We estimate that FMTV sales will comprise about 15% of segment sales as we ramp up production during the year.  We currently believe that FMTV margins will be near break even in fiscal 2011, increasing as we move up the production efficiency curve and as we execute our cost reduction strategies.  We believe fiscal 2011 margins for the segment will be in the low double digits.

Because of relatively strong fiscal third and fourth quarter sales and continued positive comments from rental companies, we currently believe that our access equipment segment will record solid year-over-year sales gains in fiscal 2011.  We expect most of the sales gains will come from North America, due largely to replacement demand, and from emerging markets.  We expect that sales in this segment will be strongest in our second and third fiscal quarters.  We believe that this segment will generate operating income margins in the low single digits in fiscal 2011.

We believe fire & emergency sales will be flat to down compared to fiscal 2010, due mainly to continued weak municipal spending.  We expect that margins in this segment will be lower due to a shift to units with lower content, increased new product development spending and a more challenging pricing environment, especially internationally.

We still believe that our commercial segment will generate modestly higher sales in fiscal 2011.  We expect that concrete mixer sales will remain relatively flat domestically, but international concrete mixer sales will continue to grow.  Turning to RCVs, we believe that our RCV sales will be modestly higher in fiscal 2011 as we anticipate our customers, most of whom are private haulers and not municipalities, will look to replace older units in their fleets.  In particular, we believe that the low emissions value proposition presented by CNG powered waste haulers will generate incremental sales.  Finally, we expect that intersegment sales of components to the defense segment will decrease in fiscal 2011.  We expect that operating income margins in the commercial segment will be flat to down compared to fiscal 2010 operating income margins due to the loss of the intersegment defense sales.

As we said last quarter, we expect to strengthen our market leadership and take advantage of future growth opportunities by investing in information systems, infrastructure and people.  This means that we expect our corporate expenses to be higher than in fiscal 2010 as we invest to support the international growth initiatives that our segments have undertaken in fiscal 2010 and plan to undertake in fiscal 2011.

We expect to continue to deliver debt reduction in fiscal 2011, but at a significantly slower pace than in fiscal 2010.  We also expect significantly lower interest expense due to lower debt levels and a lower interest rate spread compared to our old credit agreement.

Closing out with a few additional items, we continue to expect that our fiscal 2011 capital expenditures will approach $100 million, but could reach $125 million if the economic recovery strengthens, and that our tax rate will be approximately 38%.

I’ll turn it back over to Charlie for our closing remarks.  Please turn to slide 11.

Charlie Szews

Thanks, Dave.

Repositioning in Fiscal 2011 for Growth

Fiscal 2010 will go down as an all-time record year for Oshkosh, but we all know that records are made to be broken, and I expect that Oshkosh will break these records at some point in the future.  It’s unlikely to happen in fiscal 2011 because of the unique opportunity we had in fiscal 2010 as the sole supplier for the world’s most mobile MRAP vehicle, the M-ATV.  Fiscal 2010 results are a testament to the great products, the great technology and most importantly, the great people we have at Oshkosh Corporation.

Let me provide you with a glimpse of where we are headed.

Yes, we expect defense sales to decline in fiscal 2011 with lower M-ATV volume, but we still anticipate our defense business to generate its second highest ever sales year in fiscal 2011.  And, despite all the real threats to U.S. defense spending going forward, we expect our FMTV sales will grow from fiscal 2011 to fiscal 2012.  We are working on a large number of opportunities for new defense business that could also benefit fiscal 2012 and beyond.

Meanwhile, we expect our non-defense businesses overall to transition to growth in fiscal 2011 and beyond.  We will actively optimize our cost structure and go global with our distribution in fiscal 2011 to take advantage of what we believe will be a gradual global recovery.

Our balance sheet is now strong, lowering our interest costs and increasing our flexibility to resume acquisitions, perhaps beginning in fiscal 2012 or 2013.

As you know, Oshkosh has a proud history of growth.  We will operate with a growth company mindset as we move through the transition year fiscal 2011 and position Oshkosh to resume its growth legacy in fiscal 2012 and beyond.

Let’s close with slide 12.

At Oshkosh,   …We are Mission Driven

At Oshkosh, we are Mission Driven.  We are mission driven to serve and delight customers.  And, we are mission driven to deliver superior value creation for our shareholders.  Thank you for participating in this call and I’ll turn it back over to Pat to get started with Q&A.

Pat Davidson

Thanks Charlie.  I’d like to remind everyone to limit their questions to one plus a follow-up. Please avoid questions with multiple subparts as this makes it difficult to ensure that everyone has an opportunity to participate.  After the follow-up, we ask that you get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.